Exhibit 99.1

MDRNA, Inc. Announces Closing of $1 Million Bridge Loan

BOTHELL, Wash., December 24, 2009 – MDRNA, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today announced the closing of a bridge loan pursuant to a Note and Warrant Purchase Agreement. Under the terms of the loan, the Company sold promissory notes in the aggregate principal amount of $1.0 million and issued warrants to purchase an aggregate of approximately 1.1 million shares of the Company’s common stock at $1.02 per share to certain accredited investors.

“This bridge loan provides us with the flexibility to pursue partnering and financing options into the beginning of next year,” said J. Michael French, President & CEO of MDRNA. “As we continue to execute on our business strategy, this ensures that we have sufficient resources to achieve our near-term objectives.”

The loan will become due and payable on February 1, 2010 with interest calculated at 12% per annum and payable on the due date. The loan is to be secured against the assets of MDRNA, Inc. and its subsidiaries. The warrants are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (No. 333-148771), which was declared effective by the Securities and Exchange Commission on February 4, 2008.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in oncology. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

MDRNA, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@mdrnainc.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney|Chicago (Media):

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com